Exhibit 2.1

SECURITIES PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER

by and among

THE EQUITYHOLDERS OF WCAS SHIELDS HOLDINGS, LLC LISTED ON SCHEDULE A,

WBA ACQUISITION 4, LLC,

SHIELDS HEALTH SOLUTIONS PARENT, LLC,

WCAS SHIELDS HOLDINGS, LLC,

WBA SHIELDS MERGER SUB, LLC

WALGREEN CO.

and

WCAS XIII ASSOCIATES LLC, solely in its capacity as Sellers’ Representative

Dated as of September 19, 2022

TABLE OF CONTENTS

		Page

ARTICLE I

CONTRIBUTION AND EXCHANGE; MERGER SUB TRANSFER; WCAS BLOCKER ACQUISITION; PAYMENT OF WCAS BLOCKER PURCHASE PRICE; PRE-MERGER RESTRUCTURING; MERGER; EXCHANGE OF UNITS FOR MERGER CONSIDERATION		2

1.01	Contribution and Exchange; Merger Sub Transfer; WCAS Blocker Acquisition; Payment of WCAS Blocker Purchase Price; Pre-Merger Restructuring; Merger; Exchange of Units for Merger Consideration	2
1.02	The Closing	5
1.03	Surviving Organizational Documents of the Surviving Company	5
1.04	Managers and Officers of the Surviving Company	5
1.05	Withholding	5

ARTICLE II

CONDITIONS TO CLOSING		6

2.01	Conditions to All Parties’ Obligations	6
2.02	Conditions to Buyer’s and Merger Sub’s Obligations	6
2.03	Conditions to Obligations of the WCAS Blocker Sellers, WCAS Blocker and the Company	7
2.04	Waiver of Conditions	7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WCAS BLOCKER SELLERS AND THE COMPANY		7

3.01	Representations and Warranties Regarding WCAS Blocker	7
3.02	Representations and Warranties Regarding the Company	8
3.03	Disclaimer of Reliance and of Other Representations and Warranties	13

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		14

4.01	Organization and Power	14
4.02	Authorization; Valid and Binding Agreement	14
4.03	No Breach	14
4.04	Consents, etc	15
4.05	Funds	15
4.06	Brokerage	15
4.07	Investment Representation	15
4.08	Solvency	15
4.09	Investigation	15
4.10	No Other Representations and Warranties	16

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ARTICLE V

CERTAIN PRE-CLOSING COVENANTS		16

5.01	Transferred Blocker Common Units	16
5.02	Interim Operations of the Company	16
5.03	Interim Operations of WCAS Blocker	18
5.04	Access to Information	20
5.05	Exclusivity	21
5.06	Efforts to Consummate	21
5.07	Amendment of Incentive Award Agreements	21

ARTICLE VI

TERMINATION		22

6.01	Termination	22
6.02	Effect of Termination	22

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS		22

7.01	No Survival	22
7.02	Further Assurances	23
7.03	Tax Matters	23
7.04	Indemnification with Respect to Contribution and Exchange	25
7.05	Effect on Constituent Operating Agreements	25
7.06	Termination of 401(k) Plan	26
7.07	Necessary Member Approval	26

ARTICLE VIII

MISCELLANEOUS		26
8.01	Press Releases and Communications	26
8.02	Expenses	26
8.03	Notices	27
8.04	Assignment	28
8.05	Severability	28
8.06	No Strict Construction	28
8.07	Amendment and Waiver	28
8.08	Complete Agreement	28
8.09	Counterparts	29
8.10	Governing Law	29
8.11	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	29
8.12	WAIVER OF JURY TRIAL	29
8.13	Specific Performance; Other Remedies	30
8.14	Electronic Delivery	30
8.15	Sellers’ Representative	30
8.16	Interpretation	31

ii

Schedules

Schedule A	–	WCAS Blocker Sellers
Schedule B	–	Incentive Unit Holders
Schedule C	–	Defined Terms
Schedule D	–	Company Aggregate Merger Consideration Allocation Schedule
Schedule 7.03(e)-(B)	–	Purchase Price Allocation Methodology

Exhibits
Exhibit A	–	Form of Certificate of Merger
Exhibit B	–	Amended and Restated Certificate of Formation of the Company
Exhibit C	–	Third Amended and Restated Limited Liability Company Agreement of the Company
Exhibit D	–	Managers of the Surviving Company as of the Effective Time
Exhibit E	–	Master Transactions Agreement
Exhibit F	–	Form of Amended and Restated Common Unit Certificate
Exhibit G	–	Form of Necessary Member Approval

iii

SECURITIES PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER

This SECURITIES PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September 19, 2022, by and among the Persons listed on Schedule A (each a “WCAS Blocker Seller” and collectively, the “WCAS Blocker Sellers”), WBA Acquisition 4, LLC, a Delaware limited liability company (“Buyer”), Shields Health Solutions Parent, LLC, a Delaware limited liability company (the “Company”), WCAS Shields Holdings, LLC, a Delaware limited liability company (“WCAS Blocker”), WBA Shields Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Walgreen Co., an Illinois corporation (“WBA”), and WCAS XIII Associates LLC, in its capacity as Sellers’ Representative on behalf of the Company, the WCAS Blocker Sellers and WCAS Blocker (the “Sellers’ Representative”).

WHEREAS, as of the date hereof, each WCAS Blocker Seller owns the number of common units of WCAS Blocker (the “Blocker Common Units”) set forth on Schedule A under the heading “Blocker Common Units Owned”, which comprise all of the issued and outstanding Blocker Common Units of WCAS Blocker;

WHEREAS, on the terms and conditions set forth in this Agreement, Buyer wishes to acquire all of the issued and outstanding Blocker Common Units from the WCAS Blocker Sellers;

WHEREAS, as of the date hereof, each Person listed on Schedule B (each an “Incentive Unit Holder” and collectively, the “Incentive Unit Holders”) owns the number of vested and unvested incentive units granted by the Company (the “Incentive Units”) set forth opposite such Incentive Unit Holder’s name on Schedule B under the headings “Vested Incentive Units” and “Unvested Incentive Units”, respectively;

WHEREAS, effective upon the Closing, the vesting of the unvested Incentive Units shall accelerate in accordance with (i) the terms of the award agreements underlying such unvested Incentive Units and the 2019 Shields Health Solutions Parent, LLC incentive equity plan and (ii) an appropriate resolution of the board of directors of the Company approving such acceleration;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing (as defined below), the parties desire that the Contribution and Exchange will have occurred;

WHEREAS, as of the date hereof, Buyer holds 100% of the equity interests of Merger Sub;

WHEREAS, prior to the Closing, Buyer will form a Delaware limited liability company (“Merger Parent”) and, following the Contribution and Exchange, will make a capital contribution to Merger Parent consisting of 100% of the equity interests of Merger Sub, after which transfer Merger Sub shall be a direct, wholly-owned subsidiary of Merger Parent, which shall remain a direct, wholly-owned subsidiary of Buyer (the “Merger Sub Transfer”);

WHEREAS, as of immediately prior to the Closing, WCAS Blocker shall redeem certain of the Blocker Common Units held by the WCAS Blocker Sellers valued at $12,445,577 (the “Redemption Amount”) and WCAS Blocker shall pay the Redemption Amount to the WCAS Blocker Sellers ratably in accordance with their ownership of the Blocker Common Units as set forth on Schedule A (the “Blocker Redemption”);

WHEREAS, following the Merger Sub Transfer and at the Closing, (i) Buyer will consummate the WCAS Blocker Acquisition (defined below), (ii) immediately following such WCAS Blocker Acquisition, each of Buyer, WCAS Blocker and WBA will contribute 100% of their equity interests in the Company to Merger Parent and Buyer will contribute an amount in cash equal to the Company Aggregate Merger Consideration to Merger Parent (such contributions, together with the Merger Sub Transfer, the “Pre-Merger Restructuring”); (iii) Merger Sub will merge with and into the Company, with the Company surviving, via the Merger (as defined below); (iv) immediately following the Merger, the Company will become a wholly-owned subsidiary of Merger Parent, and, following the contribution of an amount in cash equal to the Company Aggregate Merger Consideration from Merger Parent to the Company, the Company will effect the exchange of cash for Common Units that are entitled to payment pursuant to Section 1.01(f) to each Equity Holder; and (v) immediately following such exchange and on the same date that the Merger occurs, Merger Parent will dissolve and distribute its remaining assets to each of Buyer, WCAS Blocker and WBA in proportion to their respective ownership percentages of Merger Parent after taking into account Buyer’s entitlement to a relatively larger portion of such remaining assets following its contribution of cash in an amount equal to the Company Aggregate Merger Consideration to Merger Parent (the “Post-Closing Liquidation”);

WHEREAS, the respective boards of directors or boards of managers or sole managers (or equivalent governing bodies) of each of the Company and Merger Sub have each unanimously (a) determined that the Merger is fair to, advisable and in the best interests of their respective equityholder(s), (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (c) declared its advisability and recommended acceptance and adoption by their respective equityholder(s) of this Agreement, the Merger and the consummation of the transactions contemplated hereby in accordance with and the DLLCA (as defined below), and have each adopted resolutions reflecting the foregoing;

WHEREAS, the board of managers of Buyer, as the sole member of Merger Sub, has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and has adopted resolutions reflecting the foregoing.

WHEREAS, in accordance with Section 4.2 of the Company Operating Agreement (as defined below) each of (i) WCAS (as defined in the Company Operating Agreement) and (ii) Shields (as defined in the Company Operating Agreement) or UMass (as defined in the Company Operating Agreement) has consented to the transactions contemplated hereby;

WHEREAS, capitalized terms will have the meanings ascribed to such terms in Schedule C.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTION AND EXCHANGE; MERGER SUB TRANSFER; WCAS BLOCKER ACQUISITION; PAYMENT OF WCAS BLOCKER PURCHASE PRICE; PRE-MERGER RESTRUCTURING; MERGER; EXCHANGE OF UNITS FOR MERGER CONSIDERATION

1.01 Contribution and Exchange; Merger Sub Transfer; WCAS Blocker Acquisition; Payment of WCAS Blocker Purchase Price; Pre-Merger Restructuring; Merger; Exchange of Units for Merger Consideration. Upon the terms and subject to the conditions of this Agreement, the following transactions shall occur, and in the following order, at the Closing:

(a) Immediately prior to the Effective Time (as defined below) (and prior to the Merger Sub Transfer, WCAS Blocker Acquisition and the Pre-Merger Restructuring), (i) each Incentive Unit Holder will contribute to the Company such number of Incentive Units (the “Contributed Incentive Units”) as is set forth opposite such Incentive Unit Holder’s name on Schedule B under the heading “Contributed Incentive Units”, and in exchange for such Contributed Incentive Units, the Company will issue to each such Incentive Unit Holder the number of Common Units set forth opposite such Incentive Unit Holder’s name on Schedule B under the heading “Exchange Units” having a value equal to the fair market value (taking the distribution threshold of such Contributed Incentive Units into consideration) of such Contributed Incentive Units (the “Exchanged Units”); and (ii) all Contributed Incentive Units, surrendered for exchange will be cancelled and will no longer be deemed to be outstanding and all rights with respect to such Contributed Incentive Units will immediately cease and terminate at the Closing, except for the right of the Incentive Unit Holders to receive the Exchanged Units in exchange for the Contributed Incentive Units pursuant to this Section 1.01(a) (clauses (i) and (ii), collectively, the “Contribution and Exchange”).

(b) Immediately prior to the Effective Time (but following the Contribution and Exchange and prior to the WCAS Blocker Acquisition and the Pre-Merger Restructuring), Buyer will cause the Merger Sub Transfer to be accomplished, as set forth in the Master Transactions Agreement attached hereto as Exhibit E.

(c) Immediately prior to the Effective Time (but following the Contribution and Exchange and the Merger Sub Transfer and prior to the Pre-Merger Restructuring), WCAS Blocker Sellers will cause WCAS Blocker to effect the Blocker Redemption, and then immediately thereafter each WCAS Blocker Seller will, upon the terms and subject to the conditions set forth in this Agreement, sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from each WCAS Blocker Seller, all of the Blocker Common Units owned by such WCAS Blocker Seller (such transactions, the “WCAS Blocker Acquisition”). Payment for the Blocker Common Units will be made by wire transfer on the Closing Date of immediately available funds to each WCAS Blocker Seller to an account or accounts specified by such WCAS Blocker Seller to Buyer in writing at least three (3) Business Days prior to the Closing Date, in an amount equal to such WCAS Blocker Seller’s pro rata portion of the WCAS Blocker Purchase Price.

(d) Immediately prior to the Effective Time (but following the Contribution and Exchange, the Merger Sub Transfer and the WCAS Blocker Acquisition), Buyer will cause the Pre-Merger Restructuring to be accomplished, as set forth in the Master Transactions Agreement attached hereto as Exhibit E.

(e) At the Effective Time (as defined below), in accordance with the DLLCA and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving limited liability company (the “Surviving Company”) under the Laws of the State of Delaware (the “Merger”). In connection with the foregoing, subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall duly execute, acknowledge and file a certificate of merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), in accordance with Section 18-209 of the DLLCA that shall be filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DLLCA. The Merger shall become effective upon the filing of the Certificate of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time”. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and Section 18-209(g) of the DLLCA.

Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(f) As of the Effective Time, in accordance with the DLLCA and upon the terms and subject to the conditions set forth in this Agreement, all of the units of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become 100% of the issued and outstanding Units of the Company following the transactions set forth in the following sentence, and (i) each Unit of the Company outstanding immediately prior to the Effective Time held in treasury of the Company and (ii) each Unit of the Company held by Merger Parent (collectively, clauses (i) and (ii), the “Excluded Units”) shall be cancelled and retired without any conversion thereof and without payment of any consideration therefor and shall cease to exist. Each issued and outstanding Unit immediately prior to the Effective Time other than the Excluded Units (and for avoidance of doubt, following the Contribution and Exchange and the Pre-Merger Restructuring) shall be extinguished and shall be converted into the right of each Equity Holder of such Units to receive an amount in cash at the Closing, without interest, equal to the amount (subject to any applicable withholding Tax) set forth opposite the name of such Equity Holder on Schedule D (representing the allocation of the Company Aggregate Merger Consideration among each such Equity Holder in accordance with the terms of the Company Operating Agreement (the “Company Aggregate Merger Consideration Allocation Schedule”). As of the Effective Time, all Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of Units shall cease to have any rights with respect thereto (other than any rights provided in this Agreement or under applicable Law), except for the right to receive (other than in respect of any Excluded Units) the applicable amounts (subject to any applicable withholding Tax) set forth opposite such Equity Holder’s name on the Company Aggregate Merger Consideration Allocation Schedule, to be paid in consideration therefor as set forth in this Section 1.01 in accordance with Section 1.01(g) without interest (subject to any applicable withholding Tax).

(g) Prior to the Effective Time, the Sellers’ Representative will appoint Citibank, N.A. or another paying agent reasonably acceptable to Buyer (the “Paying Agent”), and at the Closing, Buyer shall transfer an amount equal to the Company Aggregate Merger Consideration to the Paying Agent. On the Closing Date, each Equity Holder whose Units have been converted into the right to receive payment in accordance with Section 1.01(f) will be entitled to receive from the Paying Agent, after surrender to the Paying Agent of a properly completed letter of transmittal in the form agreed to between Buyer and the Sellers’ Representative prior to the Effective Time (the “Form of Letter of Transmittal”), an aggregate amount (subject to any applicable withholding Tax) set forth opposite such Equity Holder’s name on the Company Aggregate Merger Consideration Allocation Schedule. Any amounts made available to the Paying Agent pursuant to this Section 1.01(g) that remain unclaimed by any Equity Holder entitled to receive payment pursuant to this ARTICLE I upon surrender of any Units held by such Equity Holders at such time as which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Law, the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(h) The applicable portion of the Company Aggregate Merger Consideration paid in respect of Common Units at Closing shall be deemed to have been paid in full satisfaction of all rights and obligations pertaining to the Common Units (other than any other rights and obligations provided herein), and at the Effective Time, the membership interest transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the membership interest transfer books of the Surviving Company of the Common Units that were outstanding immediately prior to the Effective Time.

(i) Immediately following the Effective Time, Buyer will cause the Post-Closing Liquidation to be accomplished, as set forth in the Master Transactions Agreement attached hereto as Exhibit E

1.02 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 am Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions to the Closing set forth in ARTICLE II (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Buyer and the Sellers’ Representative may mutually agree in writing; provided, that the Closing shall not occur on a date that is earlier than December 28, 2022, unless Buyer in its sole discretion agrees in writing that the Closing shall occur before such date. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.03 Surviving Organizational Documents of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (i) the certificate of formation of the Company, as amended and restated at the Effective Time to read in its entirety as set forth on Exhibit B, shall be the certificate of formation of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law and (ii) the operating agreement of the Company, as amended and restated at the Effective Time to read in its entirety as set forth on Exhibit C, shall be the operating agreement of the Surviving Company, until duly amended or repealed in accordance with the provisions of the certificate of formation of the Surviving Company and of applicable Law.

1.04 Managers and Officers of the Surviving Company.

(a) The managers of the Surviving Company as of the Effective Time shall be the Persons whose names are set forth on Exhibit D, to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving Company.

(b) The officers of the Surviving Company as of the Effective Time shall be the Persons whose names are set forth on Exhibit D, to hold office until their respective successors are duly appointed and qualified or their earlier resignation or removal or otherwise ceasing to be an officer in accordance with the certificate of formation and operating agreement of the Surviving Company.

1.05 Withholding. Each of Buyer and its Affiliates and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed, and such withheld amounts shall be promptly paid over to the appropriate taxing authority.

ARTICLE II

CONDITIONS TO CLOSING

2.01 Conditions to All Parties’ Obligations. The obligations of the parties to consummate the Closing are subject to the satisfaction of the following conditions as of the Closing:

(a) no injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Body will be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal; and

(b) the Contribution and Exchange and the Merger Sub Transfer shall have occurred.

2.02 Conditions to Buyer’s and Merger Sub’s Obligations. The obligation of Buyer and Merger Sub to consummate the Closing is subject to the satisfaction of the following conditions as of the Closing:

(a) each WCAS Blocker Seller and WCAS Blocker will have performed in all material respects all of the respective covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(b) the Sellers’ Representative shall have delivered, or caused to be delivered, to Buyer the Paying Agent Agreement, duly executed by the Sellers’ Representative;

(c) each WCAS Blocker Seller and the WCAS Blocker will have delivered to Buyer a certificate, dated the Closing Date, stating that the conditions specified in Section 2.02(a) with respect to such Person have been satisfied;

(d) each WCAS Blocker Seller and WCAS Blocker will have delivered to Buyer the applicable forms and certifications set forth in Section 7.03(a);

(e) the Company will have delivered to Buyer (i) a certified copy of the certificate of formation of the Company as in effect and on file with the Secretary of State of the State of Delaware and (ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(f) each WCAS Blocker Seller will have delivered to Buyer (i) a certified copy of the certificate or articles of incorporation, formation or organization of such Person as in effect and on file in the jurisdiction of such Person’s incorporation, formation or organization and (ii) a certificate of good standing (to the extent such Person’s jurisdiction of incorporation, formation or organization recognizes such concept), of such Person, issued as a of a recent date by such Person’s jurisdiction of incorporation, formation or organization; and

(g) WCAS Blocker will have delivered to Buyer (i) a certified copy of the certificate of formation of WCAS Blocker as in effect and on file with the Secretary of State of the State of Delaware and (ii) a certificate of good standing of WCAS Blocker, issued as of a recent date by the Secretary of State of the State of Delaware.

2.03 Conditions to Obligations of the WCAS Blocker Sellers, WCAS Blocker and the Company. The obligations of the WCAS Blocker Sellers, WCAS Blocker and the Company to consummate the Closing are subject to the satisfaction of the following conditions as of the Closing:

(a) Each of Buyer and Merger Sub will have performed in all material respects all of the respective covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(b) Buyer and Merger Sub will have delivered to the Company a certificate of Buyer, dated the Closing Date, stating that the conditions specified in Section 2.03(a) with respect to such Person have been satisfied; and

(c) Buyer and Merger Sub will have delivered to the Sellers’ Representative, the Paying Agent Agreement, duly executed by Buyer.

2.04 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WCAS BLOCKER SELLERS AND THE COMPANY

3.01 Representations and Warranties Regarding WCAS Blocker. Each WCAS Blocker Seller, jointly and severally, represents and warrants to Buyer solely with respect to WCAS Blocker or such WCAS Blocker Seller, as the case may be, as follows:

(a) Blocker Common Units.

(i) The Blocker Common Units have been duly authorized and were validly issued to the WCAS Blocker Sellers and were not issued in violation of any applicable Laws and are not subject to preemptive rights, purchase options, call options, rights of first refusal, tag-along rights, drag-along rights, or restrictions on transfer or other similar rights.

(ii) There are no (x) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, convertible or exchangeable securities, plans or other agreements providing for the purchase, issuance, transfer, redemption or sale of any equity securities of any kind of WCAS Blocker, (y) outstanding obligations, contingent or otherwise, of WCAS Blocker to repurchase, redeem or otherwise acquire any of the equity securities of WCAS Blocker or (z) voting trusts, proxies or other Contracts with respect to the voting or transfer of the equity securities of WCAS Blocker by which WCAS Blocker or any WCAS Blocker Seller is bound.

(b) WCAS Blocker Limited Operations. WCAS Blocker was formed on July 11, 2019, and since that date has not (A) conducted any business operations other than in connection with its investment in the Company, (B) entered into any Contracts (other than the Prior Agreement and this Agreement and in connection with its investment in the Common Units), (C) employed any Person, (D) owned any assets (tangible or intangible), property (real or personal), fixtures or equipment (other than Common Units), (E) leased any property or (F) been classified other than as a corporation for U.S. federal and applicable state and local income and franchise tax purposes. All material Taxes for which WCAS Blocker may be liable (including in the form of any deficiencies or assessments in respect of Taxes) have been timely paid. All material tax returns required to have been filed by or with respect to WCAS Blocker have been timely filed, and all such tax returns are complete and accurate. There is no material action, suit, investigation, audit, claim or assessment pending or proposed, or, to the knowledge of WCAS Blocker, threatened in writing with respect to Taxes for which WCAS Blocker may be liable.

(c) Ownership. With respect to each WCAS Blocker Seller, as of the date hereof, such WCAS Blocker Seller is the sole record and beneficial owner of the Blocker Common Units set forth opposite the name of such WCAS Blocker Seller on Schedule A, free and clear of all Claims (other than restrictions on transfer under applicable securities laws and WCAS Blocker’s Organizational Documents).

3.02 Representations and Warranties Regarding the Company. The Company represents and warrants to Buyer, as follows:

(a) Organization; Valid and Binding Agreement; Power and Authority.

(i) The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, and has full right, authority and power under its Organizational Documents to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has the requisite power and authority to own or lease and operate its assets and to carry on its business as currently conducted by it. The copies of the Organizational Documents of the Company that have been made available to Buyer are correct and complete, and the Company is not in material violation of any term thereof.

(ii) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement, except the Necessary Member Approval. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) No Breach; Consents.

(i) The execution and delivery by the Company of this Agreement and the performance by the Company of the transactions contemplated hereby in accordance with the terms hereof, do not and will not (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or require any notice or approval under, any material contract, agreement, permit, license, authorization or obligation to which the Company or any of the Company’s Subsidiaries is a party or by which the Company’s or any of the Company’s Subsidiaries’ assets are bound; (B) conflict with, or result in any violation of, any provision of the

Organizational Documents of the Company or any of the Company’s Subsidiaries; or (C) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law, or any order of, or any restriction imposed by, any court or other Governmental Body material to the Company or any of the Company’s Subsidiaries, except, in the case of clauses (A) and (C), for any such conflicts, defaults, violations, termination rights or notices or approvals, for which the failure to provide or obtain have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(ii) Except as set forth in Section 3.02(b)(ii) of the Disclosure Schedules, (A) the Company is not required to submit any material notice, report or other filing with any Governmental Body in connection with this Agreement or the consummation of the transactions contemplated hereby, and (B) no material consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company in connection with this Agreement or the consummation of the transactions contemplated hereby.

(c) Capitalization.

(i) There are no outstanding (A) subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any other equity interests of the Company or (B) stock appreciation, phantom equity, profit interest, profit participation or similar rights with respect to the Company or any of its Subsidiaries. Section 3.02(c)(i) of the Disclosure Schedules lists all of the equity interests of the Company and the holders thereof, including the number and class of Company Units held by such holders. There are no agreements to which the Company is a party with respect to the voting of any equity interests of the Company or which restrict the transfer of any such equity interests. There are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any equity interests or any other securities of the Company. All outstanding Units of the Company have been duly authorized and validly issued and were not issued, sold or delivered in violation of any Law or the preemptive rights, rights of first refusal or similar rights of any Person, and all Exchanged Units will have been duly authorized and validly issued to the Incentive Unit Holders immediately after giving effect to the Contribution and Exchange. The treatment of the Incentive Units contemplated by ARTICLE I hereof is permitted under the terms of the Company Operating Agreement and any applicable award agreements.

(ii) Section 3.02(c)(ii) of the Disclosure Schedules sets forth as of the date hereof, with respect to each Incentive Unit, (A) the holder thereof, (B) the date of issuance or grant, (C) the vesting schedule, including any accelerated vesting conditions and (D) the distribution threshold. Each Incentive Unit constitutes a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”). No Incentive Unit Holder has taken any action or position that is inconsistent in any material respect with the application of Rev. Proc. 93-27 to each Incentive Unit and all conditions set forth in Revenue Procedure 2001-43, 2001-2 C.B. 191 (“Rev. Proc. 01-43”) are satisfied with respect to each Incentive Unit. Except as set forth on Section 3.02(c)(ii) of the Disclosure Schedules, each Person who holds an Incentive Unit has provided documentation to the Company evidencing that such holder has made a valid and timely election under Section 83(b) of the Code with respect to such Incentive Units. With respect to each Incentive Unit Holder, (i) as of the date hereof, such Incentive Unit Holder is the sole record and beneficial owner of the Incentive Units and (ii) as of the Closing Date, immediately after giving effect to the Contribution and Exchange, such Incentive Unit Holder will be the sole record and beneficial holder of the Exchanged Units, in each case as is set forth opposite the name of such Incentive Unit Holder on Schedule B, free and clear of all Claims (other than restrictions on transfer under applicable securities laws and the Company’s Organizational Documents).

(d) Subsidiaries.

(i) The Company’s Subsidiaries are listed in Section 3.02(d)(i) of the Disclosure Schedules. The Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries free and clear of all Claims (other than restrictions on transfer under applicable securities laws and the applicable Subsidiary’s Organizational Documents). There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which a Subsidiary of the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any other equity interests of any such Subsidiary. Except as set forth in Section 3.02(d)(i) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interest in any other Person.

(ii) Each of the Company’s Subsidiaries is an entity of the type set forth in Section 3.02(d)(ii) of the Disclosure Schedules, duly incorporated, organized or otherwise formed, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business as a foreign organization under the Laws of each jurisdiction listed in Section 3.02(d)(ii) of the Disclosure Schedules and each other jurisdiction in which the character of its properties or in which the conduct of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect. The copies of the Organizational Documents of each such Subsidiary, in each case as amended to date and made available to Buyer, are complete and correct, and no amendments thereto are pending.

(e) Operating in Ordinary Course of Business. Except as set forth in Section 3.02(e) of the Disclosure Schedules, from June 30, 2022 until the date hereof, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice. Since June 30, 2022, there has not been a Material Adverse Effect.

(f) Litigation. Except as set forth in Section 3.02(f) of the Disclosure Schedules, there are not as of the date hereof (a) any litigations, actions, suits, proceedings, claims, arbitrations or, to the Company’s knowledge, investigations against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened in writing that have had, or would reasonably be expected to have, a Material Adverse Effect or (b) to the Company’s knowledge, any material outstanding writ, order, judgment, injunction or decree that has been issued that is applicable to the Company or one of its Subsidiaries.

(g) Compliance with Laws. Except as set forth in Section 3.02(g) of the Disclosure Schedules, to the Company’s knowledge, none of the Company or any of its Subsidiaries is, or since August 31, 2021 has been, in default or violation of any Law that is applicable to the Company or any of its Subsidiaries or by which any property or asset owned by the Company or any of its Subsidiaries is bound, except for any such defaults or violations that have been cured or otherwise resolved in all material respects prior to the date hereof or that have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

(h) Healthcare Regulatory Matters; Data Privacy. Except as set forth in Section 3.02(h) of the Disclosure Schedules, to the Company’s knowledge, neither the Company nor any of its Subsidiaries is a defendant or named party in any unsealed litigation or any proceeding relating to civil or criminal penalties under Sections 1128A or 1128B of the Social Security Act, 42 U.S.C. §§ 1320a-7a and 1320a-7b, the federal False Claims Act, 31 U.S.C. §§ 3729-3733, or any other federal or state Law relating to kickbacks, bribes, false claims, fraud, waste or abuse, and, to the Company’s knowledge, no Managed Pharmacy is a defendant or named party in any such unsealed litigation or other proceeding relating to its relationship with the Company or any of its Subsidiaries. Except as set forth in Section 3.02(h) of the Disclosure Schedules, there is not as of the date hereof (i) any corporate integrity agreement, deferred prosecution agreement or similar agreement with any Governmental Body to which the Company or any of its Subsidiaries is or has been party, (ii) to the Company’s knowledge, any investigation by any Governmental Body of the Company or any of its Subsidiaries or, to the Company’s knowledge, of any Managed Pharmacy relating to its relationship with the Company or any of its Subsidiaries, or (iii) other than third party subpoenas, any subpoena or civil or criminal investigative demand from any Governmental Body that has been received by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any Managed Pharmacy relating to its relationship with the Company or any of its Subsidiaries, or any communication from any Governmental Body relating to any subpoena or civil or criminal investigative demand previously received by the Company or any of its Subsidiaries. Except as set forth in Section 3.02(h) of the Disclosure Schedules or as has not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Company, any of its Subsidiaries nor, to the Company’s knowledge, any Data Processor has experienced any (x) Breach of Unsecured Protected Health Information (as those terms are defined in HIPAA) or (y) Security Incident and have not been adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. The Company and its Subsidiaries have timely given all notifications and taken all other actions required under applicable Law with respect to the matters referenced in the immediately preceding sentence, except for any failures to do so that have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect. To its knowledge, the Company has not, nor have any of its Subsidiaries, received a written notice (including any enforcement notice), letter or complaint from a Governmental Body alleging noncompliance or potential noncompliance with any Privacy Laws and has not been subject to any proceeding relating to noncompliance or potential noncompliance with Privacy Laws or the Company’s processing of Private Information. The Company and its Subsidiaries have established an Information Security Program that is appropriately implemented and maintained, and there have been no violations of the Information Security Program, except, in each case, as has not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 3.02(h) of the Disclosure Schedules, the Company has assessed and tested its Information Security Program on a no less than annual basis and has remediated all critical and high risks and vulnerabilities, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. The IT Systems currently used by the Company are in good working condition, to the Company’s knowledge, do not contain any Malicious Code or defect and operate and perform as necessary to conduct the business of the Company and its Subsidiaries, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(i) Incentive Units. The Company has not taken any action or position that is inconsistent in any material respect with the application of Rev. Proc. 93-27 to each Incentive Unit and all conditions set forth in Rev. Proc. 01-43 are satisfied with respect to each Incentive Unit.

(j) 280G. Except as set forth in Schedule 3.02(j), no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any equityholder of the Company has any obligation to make a “gross up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(k) Contracts and Commitments. Each of the material Contracts of the Company and its Subsidiaries is in full force and effect, and the Company or the applicable Subsidiary is not and, to the Company’s knowledge, no other party to any such Contract is in default under any such Contract, except where such default has not had, and would not reasonably be expected to have, a Material Adverse Effect. None of the material customers or suppliers of the Company and its Subsidiaries has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company or one its Subsidiaries in writing of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its relationship with the Company or one of its Subsidiaries, except where such cancellation, termination or alteration has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(l) Related Party Transactions. Except for agreements governing the employment relationship and other compensation arrangements entered into with employees and managers in the ordinary course of business consistent with past practice, participation in incentive equity, phantom equity or similar plans and benefits plans by employees, or as set forth in Section 3.02(l) of the Disclosure Schedules, there are no agreements, arrangements or contracts in effect between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any manager, officer, equityholder or employee of any equityholder of the Company, the Company, any of the Company’s Subsidiaries or any of the Affiliates of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”). Except as set forth in Section 3.02(l) of the Disclosure Schedules, no manager, officer, equityholder or employee of any WCAS Blocker Seller, the Company, any of the Company’s Subsidiaries or any of the Affiliates of the foregoing Persons has any ownership interest in any property or asset used by the Company or any of its Subsidiaries.

(m) Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use, all material Intellectual Property that is used in or necessary for the business of the Company and its Subsidiaries as conducted as of the Closing.

(n) Tax. (i) All income and other material tax returns required to have been filed by or with respect to the Company and each Subsidiary have been timely filed (taking into account extensions properly obtained); (ii) all material Taxes (whether or not shown to be due on any tax returns) for which the Company or any Subsidiary may be liable have been timely paid; (iii) except as set forth in Section 3.02(n) of the Disclosure Schedules, no extension of time within which the Company or any Subsidiary is required to file any tax return is in effect; (iv) no written waiver of any statute of limitations relating to Taxes for which the Company or any Subsidiary may liable has been granted; (v) except as set forth in Section 3.02(n) of the Disclosure Schedules, there is no material audit or administrative or judicial proceeding pending with respect to Taxes payable by the Company or any Subsidiary; (vi) all material deficiencies asserted in writing or assessments made in writing as a result of any examination of the tax returns referred to in clause (i) have been paid in full or otherwise resolved; (vii) there are no material liens for Taxes upon the assets of the Company or any Subsidiary; (viii) all material Taxes which the Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority; (ix) at all times since formation, the Company has been classified as a partnership for U.S. federal and applicable state and local income tax purposes; and (x) at all times since its formation, each Subsidiary has been disregarded as an entity separate from the Company for U.S. federal and applicable state and local income tax purposes. Each of the Company and its Subsidiaries that are classified as partnerships for U.S. federal income tax purposes has and will continue to have in effect for the tax year that includes the Closing Date an election pursuant to Section 754 of the Code.

(o) Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.03 Disclaimer of Reliance and of Other Representations and Warranties.

(a) NONE OF THE EQUITY HOLDERS, THE WCAS BLOCKER SELLERS, WCAS BLOCKER, THE COMPANY, OR ANY OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, AND AFFILIATES OR OWNERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, MANAGERS, EMPLOYEES, DIRECTORS, OFFICERS, STOCKHOLDERS OR AFFILIATES (SUCH PARTIES OF THE EQUITY HOLDERS, THE WCAS BLOCKER SELLERS, WCAS BLOCKER AND THE COMPANY BEING COLLECTIVELY, “REPRESENTATIVES”) HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE EQUITY HOLDERS, THE WCAS BLOCKER SELLERS, WCAS BLOCKER, THE COMPANY OR ANY OF THE COMPANY’S SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF THE COMPANY’S SUBSIDIARIES, OTHER THAN (A) THE REPRESENTATIONS AND WARRANTIES OF THE WCAS BLOCKER SELLERS SET FORTH IN SECTION 3.01 SOLELY WITH RESPECT TO THE WCAS BLOCKER AND THE WCAS BLOCKER SELLERS, AND (B) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN SECTION 3.02 SOLELY WITH RESPECT TO THE COMPANY. BUYER ACKNOWLEDGES IT IS NOT RELYING ON ANY OTHER REPRESENTATIONS OR WARRANTIES AND IS RELYING ON THE REPRESENTATIONS AND WARRANTIES OF THE WCAS BLOCKER SELLERS CONTAINED IN SECTION 3.01 SOLELY WITH RESPECT TO WCAS BLOCKER AND THE WCAS BLOCKER SELLERS, AND IS RELYING SOLELY ON THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.02 SOLELY WITH RESPECT TO THE COMPANY. NOTWITHSTANDING THE EXISTENCE OF THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN SECTION 3.02, BUYER ACKNOWLEDGES THAT NOTHING CONTAINED THEREIN WILL GIVE RISE TO ANY CLAIMS BY BUYER AGAINST THE WCAS BLOCKER SELLERS, WCAS BLOCKER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES (THE “WCAS PARTIES”) AND AGREES THAT THE WCAS PARTIES SHALL HAVE NO LIABILITY WHATSOEVER RELATED TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.02, AND COVENANTS AND AGREES THAT IT WILL BRING NO CLAIMS OF ANY KIND AGAINST THE WCAS PARTIES INCLUDING ANY CLAIMS OF FRAUD IN CONNECTION THEREWITH, OR THE CONDUCT OF THE BUSINESS.

(b) Without limiting the generality of the foregoing, none of the Equity Holders, the Incentive Unit Holders, the WCAS Blocker Sellers, WCAS Blocker, the Company, their respective Subsidiaries or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates has made, and will not be deemed to have made, any representations or warranties in the materials relating to the business of the Company or its Subsidiaries made available to Buyer, including due diligence or “data room” materials, or in any presentation or oral communication concerning the business of the Company and its Subsidiaries by management and/or owners of the Equity Holders, the Incentive Unit Holders, the WCAS Blocker Sellers, WCAS Blocker, the Company or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation or oral communication will be deemed a representation or warranty hereunder or deemed to be relied upon by Buyer or any of its Affiliates in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Equity Holders, the Incentive Unit Holders, the WCAS Blocker Sellers, WCAS Blocker, the Company, their Subsidiaries or owners or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates, are not and will not be deemed to be or to include representations or warranties of any of the foregoing or any other Person, and are not and will not be deemed to be relied upon by Buyer or any of its Affiliates executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company as follows:

4.01 Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of each of Buyer and Merger Sub and no other proceedings on each of Buyer and Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Claim upon any material assets of Buyer or Merger Sub, respectively, or require any material authorization, consent, approval, exemption or other material action by or notice to any

Governmental Body or other third party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer or Merger Sub, respectively, is bound, or any law, statute, rule or regulation or order, judgment or decree to which Buyer or Merger Sub, respectively, is subject or Buyer or Merger Sub’s respective Organizational Documents, other than (a) any such breaches, defaults, violations or Claims that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer or Merger Sub, respectively, to enter into this Agreement, perform any of its obligations hereunder or consummate the transactions contemplated hereby, and (b) any such authorizations, consents, approvals, exemptions or other actions the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer or Merger Sub, respectively, to enter into this Agreement, perform any of its obligations hereunder or consummate the transactions contemplated hereby.

4.04 Consents, etc. Neither Buyer nor Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Buyer or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Funds. As of the Closing, Buyer will have, sufficient unrestricted cash on hand and available credit facilities for Buyer to consummate the transactions contemplated hereby, make the cash payments required by ARTICLE I and pay in cash all fees, expenses and other amounts required to be paid by Buyer in connection with the transactions contemplated hereby.

4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Merger Sub.

4.07 Investment Representation. Buyer is acquiring the Blocker Common Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that the Transferred Securities have not been registered under the Securities Act, or any state or foreign securities laws, and that the Transferred Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to (a) the terms of an effective registration statement under the Securities Act, and the Transferred Securities, are registered under any applicable state or foreign securities laws, or (b) an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.08 Solvency. Upon consummation of the transactions contemplated hereby, Buyer will not (a) be insolvent, (b) have incurred debts beyond its ability to pay such debts as they mature or (c) have liabilities in excess of the reasonable market value of its assets, in each case (x) as of immediately after the Closing and (y) assuming the accuracy of the representations and warranties contained in ARTICLE III and the satisfaction of the conditions in Section 2.02.

4.09 Investigation. Buyer acknowledges that it is a significant equityholder of the Company and WCAS Blocker, with designation rights for the Board of Managers of the Company and information rights that provide Buyer with access to material information about the Company and its Subsidiaries that is similar to information available to certain of the Equity Holders. Each of Buyer and Merger Sub acknowledges, covenants and agrees that it has conducted its own independent investigation and analysis and is entering into this Agreement and consummating the transactions contemplated hereby based on such investigation, except for the specific representations and warranties contained in ARTICLE III. Each of Buyer and Merger Sub is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer and Merger Sub have been afforded adequate access to the books and records of the Company, its Subsidiaries and WCAS Blocker for purposes of conducting a due diligence investigation.

4.10 No Other Representations and Warranties. Buyer and Merger Sub each acknowledge that: (a) except for the specific representations and warranties made by the WCAS Blocker Sellers and the Company in ARTICLE III, it has not relied and is not relying upon any representation or warranty of the WCAS Blocker Sellers, WCAS Blocker, the Company, their respective Subsidiaries or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates, or upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation; and (b) it has had such opportunity to seek accounting, legal and other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. BUYER AND MERGER SUB HEREBY EXPRESSLY DISCLAIM RELIANCE ON ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN ARTICLE III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER WILL ACQUIRE THE BLOCKER COMMON UNITS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED BY THE WCAS BLOCKER SELLERS IN ARTICLE III.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.01 Transferred Blocker Common Units. Except as specifically contemplated by this Agreement and other than any actions of WCAS Blocker caused by Buyer, from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 6.01 (the “Interim Period”), (i) WCAS Blocker will not transfer, issue, sell, pledge, encumber or dispose of any Blocker Common Units, or agree to do any of the foregoing and (ii) no WCAS Blocker Seller will transfer, issue, sell, pledge, encumber, or dispose of any Blocker Common Units, or agree to do any of the foregoing, in each case, without the prior written consent of Buyer.

5.02 Interim Operations of the Company. Except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed (provided that if a member of the Board of Managers of the Company appointed by Buyer or any of its Affiliates specifically approves of such action in writing, such approval or consent shall be deemed to be the consent of Buyer for purposes of this Section 5.02)), as specifically contemplated by this Agreement, or as set forth in Section 5.02 of the Disclosure Schedules, and other than actions of the Company caused by Buyer or any of its Affiliates, the Company hereby covenants to Buyer, that, during the Interim Period:

(a) The Company shall use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice;

(b) The Company shall use commercially reasonable efforts to (i) preserve intact the present business organization of the Company and its Subsidiaries, (ii) keep available the services of their current officers and employees and (iii) preserve satisfactory relationships with customers, suppliers and others having business dealings with them; and

(c) The Company shall not do any of the following, shall not permit any of the Company’s Subsidiaries to do any of the following and shall not enter into, or permit any of the Company’s Subsidiaries to enter into, any agreement, Contract, commitment or arrangement to do any of the following:

(i) create any mortgage, lien or other material Claim on any of the assets or properties of the Company, other than purchase money liens and liens for Taxes not yet due and payable or which are being contested in good faith;

(ii) acquire or agree to acquire any equity interests or business lines of any other Person by any manner, in a single transaction or a series of related transactions, or enter into any merger, consolidation, reorganization or similar agreement;

(iii) issue, or make any promise or commitment to issue, any equity securities, any securities convertible or exchangeable for equity securities or options, warrants or other purchase rights therefor, or declare or make any dividends or distributions in respect of any of the Company’s equity interests, except for Tax distributions made in the ordinary course of business;

(iv) except in the ordinary course of business consistent with past practice, purchase, sell or otherwise dispose of, or enter into any agreement or other arrangement for the purchase, sale or other disposition of, any material properties or assets;

(v) incur any material Indebtedness, except for draws down on the revolving credit facility entered into with affiliates of Buyer;

(vi) liquidate, dissolve, reorganize or otherwise wind up its business or operations;

(vii) enter into, modify, waive any right under or terminate any Affiliate Agreement that requires or required the approval of the Board of Managers of the Company for entry into such Contract;

(viii) institute, waive or settle any material pending or threatened litigation, action, suit, proceeding, claim or arbitration which would materially restrict the conduct of the business of, or otherwise require a material payment after the Closing by, the Company or any of its Subsidiaries;

(ix) make or enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $1,000,000 for any individual commitment and $3,000,000 for all commitments in the aggregate, other than capital expenditures or capital additions made in accordance with the Company’s annual plan and budget for fiscal year 2022 (or, if applicable, fiscal year 2023);

(x) establish, adopt, amend or terminate any (A) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, in each case, whose annual compensation exceeds $500,000, (B) employee benefit plan or arrangement, or (C) collective bargaining agreement, except for the accelerated vesting of Incentive Units in accordance with the terms of the underlying award agreements;

(xi) prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended tax return, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or request any ruling or similar guidance with respect to Taxes;

(xii) pay, or make any commitment to pay, any material bonus (including any transaction or “sale” bonus) or make any profit-sharing payment, cash incentive payment or similar payment, other than in the ordinary course of business consistent with past practice, as required by any Contracts in effect as of the date hereof;

(xiii) accelerate the vesting or payment of, or materially increase, or make any commitment to accelerate the vesting or payment of, or materially increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation) payable to any current or former employee, officer, director, independent contractor or consultant of the Company other than in the ordinary course of business consistent with past practice; or

(xiv) unless otherwise waived by Buyer, hire or promote any officer or other executive (other than the Chief Executive Officer or Chief Financial Officer) of the Company or any Subsidiary; provided, that in the event of a termination or demotion of any officer or other executive (other than the Chief Executive Officer or Chief Financial Officer) of the Company or any Subsidiary, the Company shall provide at least fifteen (15) Business Days’ prior written notice to Buyer thereof.

5.03 Interim Operations of WCAS Blocker.

Except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement, or as set forth in Section 5.03 of the Disclosure Schedules, and other than actions of WCAS Blocker caused by Buyer, WCAS Blocker hereby covenants to Buyer that, during the Interim Period:

(a) The business of WCAS Blocker shall be conducted in all material respects in the ordinary course of business consistent with past practice;

(b) WCAS Blocker shall use commercially reasonable efforts to preserve intact the present business organization of WCAS Blocker; and

(c) WCAS Blocker shall not do any of the following and shall not enter into any agreement, Contract, commitment or arrangement to do any of the following:

(i) create any mortgage, lien or other material Claim on any of the assets or properties of WCAS Blocker, other than purchase money liens and liens for Taxes not yet due and payable or which are being contested in good faith;

(ii) acquire or agree to acquire any equity interests or business lines of any other Person by any manner, in a single transaction or a series of related transactions, or enter into any merger, consolidation, reorganization or similar agreement;

(iii) issue, or make any promise or commitment to issue, any equity securities, any securities convertible or exchangeable for equity securities or options, warrants or other purchase rights therefor, or declare or make any dividends or distributions in respect of any of WCAS Blocker’s equity interests, except for Tax distributions made in the ordinary course of business;

(iv) purchase, sell or otherwise dispose of, or enter into any agreement or other arrangement for the purchase, sale or other disposition of, any material properties or assets;

(v) incur any Indebtedness;

(vi) liquidate, dissolve, reorganize or otherwise wind up its business or operations;

(vii) enter into, modify, waive any right under or terminate any Contract;

(viii) institute, waive or settle any pending or threatened litigation, action, suit, proceeding, claim or arbitration which would restrict the conduct of the business of, or otherwise require payments after the Closing by, the WCAS Blocker;

(ix) make or enter into any commitment for capital expenditures;

(x) establish, adopt, amend or terminate any (A) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (B) employee benefit plan or arrangement, or (C) collective bargaining agreement;

(xi) prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended tax return, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or request any ruling or similar guidance with respect to Taxes;

(xii) pay, or make any commitment to pay, any material bonus (including any transaction or “sale” bonus) or make any profit-sharing payment, cash incentive payment or similar payment;

(xiii) accelerate the vesting or payment of, or materially increase, or make any commitment to accelerate the vesting or payment of, or materially increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation) payable to any current or former employee, officer, director, independent contractor or consultant of WCAS Blocker; or

(xiv) hire, promote, terminate or demote any officer or other executive of WCAS Blocker.

5.04 Access to Information.

(a) During the Interim Period, the Company shall, and shall cause each of its representatives to, grant or cause to be granted to Buyer, Merger Sub and their respective representatives reasonable access, on reasonable advance notice and during normal business hours, to the senior management personnel, properties, books, records, and representatives of the Company and its Subsidiaries; provided, however, that the foregoing will not (i) include access or information that the Company or any of its Subsidiaries is expressly prohibited by Law or by contract from granting or disclosing or (ii) require the Company or any of its Subsidiaries to take any action that would, based upon the advice of counsel, constitute a waiver of any legal privilege, including the attorney-client privilege or the attorney work product privilege, or violate any Laws governing the permissible scope of information exchange; provided that in the event access or disclosure is not provided in reliance on the foregoing clauses (i) and (ii), the Sellers’ Representative shall notify Buyer and Merger Sub that it is withholding information based on such clauses and shall use its reasonable best efforts to communicate the applicable information to Buyer and Merger Sub in a way that would not violate the applicable Law or confidentiality provision.

(b) During the Interim Period, each WCAS Blocker Seller shall, and shall cause each of its representatives to, grant or cause to be granted to Buyer and Merger Sub and their respective representatives reasonable access, on reasonable advance notice and during normal business hours, to the books, records and representatives of WCAS Blocker; provided, however, that the foregoing will not (i) include access or information that WCAS Blocker is expressly prohibited by Law from granting or disclosing, or (ii) require WCAS Blocker to take any action that would, based upon the advice of counsel, constitute a waiver of any legal privilege, including the attorney-client privilege or the attorney work product privilege, or violate any Laws governing the permissible scope of information exchange; provided that in the event access or disclosure is not provided in reliance on the foregoing clauses (i) and (ii), the Sellers’ Representative shall notify Buyer and Merger Sub that it is withholding information based on such clauses and shall use its reasonable best efforts to communicate the applicable information to Buyer and Merger Sub in a way that would not violate the applicable Law or confidentiality provision.

(c) During the Interim Period and after the Closing Date, each WCAS Blocker Seller shall, and shall cause each of its representatives to: (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns or other reports with respect to, any sales, transfer and similar Taxes relating to the sale by the WCAS Blocker Sellers of interests in WCAS Blocker; (ii) assist Buyer or its affiliates in preparing any tax returns relating to WCAS Blocker or the Company for any tax period (or portion thereof) ending on or prior to the Closing Date; (iii) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any tax returns of WCAS Blocker or the Company for any tax period (or portion thereof) ending on or prior to the Closing Date; (iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of WCAS Blocker or the Company with respect to any tax period (or portion thereof) ending on or prior to the Closing Date; and (v) furnish Buyer with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or tax returns of WCAS Blocker or the Company. Buyer shall reimburse any WCAS Blocker Seller for any reasonable out-of-pocket expenses incurred by such WCAS Blocker Seller in complying with the preceding sentence.

5.05 Exclusivity. During the Interim Period, each of the WCAS Blocker Sellers, WCAS Blocker and the Company shall, and shall cause their respective Subsidiaries and Affiliates, and each of their respective officers, managers, employees and representatives, to, cease and terminate immediately all solicitations, initiations, activities, discussions and/or negotiations with any Person conducted prior to the date hereof with respect to any proposed, potential or contemplated Alternative Transaction. In addition, during the Interim Period, each of the WCAS Blocker Sellers, WCAS Blocker and the Company shall not, and shall cause their respective Subsidiaries and Affiliates, and each of their respective officers, managers, employees and representatives, not to, directly or indirectly, (a) solicit or initiate the submission of any proposal or indication of interest relating to an Alternative Transaction, (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Alternative Transaction or (c) authorize, engage in or enter into any agreement or understanding with respect to any Alternative Transaction.

5.06 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the parties hereto will use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions set forth in ARTICLE II, including the completion of the Contribution and Exchange and the Pre-Merger Restructuring); provided, however, that notwithstanding anything to the contrary contained in this Agreement, in the case of any consents or approvals of any Persons (other than a Governmental Body) that may be required in connection with the foregoing or otherwise related to this Agreement or the transactions contemplated hereby, no party hereto will be required to make any payments to any third party to secure any such consent or approval and will not be required to modify any such Contract to which the consent or approval may relate. Without limiting the generality of the foregoing, each of the parties hereto will use reasonable best efforts to make filings or notifications with, and obtain consents of all Governmental Bodies necessary to consummate the transactions contemplated by this Agreement. Each of the parties hereto will promptly inform the other parties hereto of any substantive communication between such party and any Governmental Body regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, none of the parties hereto, nor any of their respective Affiliates, will enter into any agreement with any Governmental Body not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(b) The Company shall use reasonable best efforts to amend the award agreements between the Company and any Incentive Unit Holder who is or becomes employed by Buyer or an Affiliate of Buyer prior to Closing (if any) to provide that underlying award shall accelerate and become fully exercisable at Closing in the event that such Incentive Unit Holder’s employment with the Company is terminated without cause prior to Closing in the form attached hereto as Exhibit F.

5.07 Amendment of Incentive Award Agreements. As promptly as practicable following the date hereof, the Company shall amend, or cause to be amended, the underlying award agreements relating to the Incentive Units held by each Person listed on Schedule B in the form attached hereto as Exhibit F.

ARTICLE VI

TERMINATION

6.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and the Sellers’ Representative;

(b) by Buyer, if there has been a material breach by the WCAS Blocker Sellers, the WCAS Blocker of any covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such breach has not been waived in writing by Buyer or cured by the applicable Person within 10 days after written notice thereof from Buyer to the Sellers’ Representative; provided, that Buyer will not have the right to terminate this Agreement pursuant to this Section 6.01(b) if Buyer is then in material breach of any of its covenants or obligations set forth in this Agreement;

(c) by the Sellers’ Representative, if (i) there has been a material breach by Buyer or Merger Sub of any covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the WCAS Blocker Sellers, WCAS Blocker and the Company at the Closing and such breach has not been waived in writing by the Sellers’ Representative or cured by Buyer within 10 days after written notice thereof by Sellers’ Representative (provided that (A) the failure to deliver the full consideration payable pursuant to ARTICLE I under this Agreement at the Closing as required hereunder will not be subject to cure hereunder unless otherwise agreed to in writing by the Sellers’ Representative and (B) the Sellers’ Representative will not have the right to terminate this Agreement pursuant to this Section 6.01(c) if any of the WCAS Blocker Sellers, WCAS Blocker or the Company is then in material breach of any of its covenants or obligations set forth in this Agreement) or (ii) the Closing has not occurred within two (2) Business Days of the date that the Closing was to occur pursuant to Section 1.02; or

(d) by the Sellers’ Representative, if Buyer has not caused the Company to obtain the Necessary Member Approval within the time period set forth in Section 7.07.

6.02 Effect of Termination. In the event of the termination of this Agreement by either Buyer or the Sellers’ Representative in accordance with Section 6.01, the provisions of this Agreement will immediately become void and of no further force or effect and no party will have any liability or further obligation hereunder, other than (a) under this Section 6.02, ARTICLE VII and ARTICLE VIII hereof, which will survive the termination of this Agreement in accordance with their respective terms; and (b) for losses incurred as a result of Willful Breaches of this Agreement prior to such termination. Nothing in this ARTICLE VI will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.01 No Survival. The representations, warranties, covenants and agreements in this Agreement will terminate at the Closing or upon the termination of this Agreement pursuant to ARTICLE VI, whichever is earlier, except that the covenants and agreements that explicitly contemplate performance after the Closing will survive the Closing until fully performed in accordance with their respective terms. The parties hereto acknowledge and agree that, other than in connection with any Fraud, from and after the Closing they will not be permitted to make, and no party will have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud, from and after the Closing, each party hereby (a) expressly waives (on behalf of itself, each of its Affiliates and each of its representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation that is to have been performed prior to the Closing set forth herein (excluding, for the avoidance of doubt, the covenants and obligations in Sections 7.03 and 7.04), or otherwise relating to any of the parties hereto or the subject matter of this Agreement that such party may have against the other parties or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, under any Law, Contract, tort or otherwise, and (b) acknowledges and agrees that the remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse among the parties hereto with respect to the transactions contemplated hereby.

7.02 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.03 Tax Matters.

(a) Withholding Certificate. Each WCAS Blocker Seller shall provide a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable, to Buyer at or prior to the Closing. WCAS Blocker shall deliver to Buyer a certificate, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in WCAS Blocker is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (“Transfer Taxes”) applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement shall be borne 50% by Buyer and 50% by the WCAS Blocker Sellers and the Equity Holders (pro rata in proportion to each such Person’s entitlement to consideration pursuant to Section 1.04).

(c) Tax Treatment.

(i) It is intended that the contributions of the Contributed Incentive Units in exchange for Exchanged Units will be treated as transactions in which no gain or loss is recognized.

(ii) It is intended that the Blocker Redemption and the WCAS Blocker Acquisition will be treated together as part of an integrated plan to transfer the Blocker Common Units in a taxable acquisition of such Blocker Common Units by Buyer under the principles of Zenz v. Quinlivan, 213. F2d 914 (6th Cir. 1954) and IRS Revenue Ruling 75-447, 1975 C.B. 113 for purposes of applying Code Sections 301 and 302.

(iii) The Pre-Merger Restructuring, the Merger, and the Post-Closing Liquidation are occurring as part of a common plan, and each of Merger Sub and Merger Parent are transitory entities that will not conduct any activities other than to serve as conduits to enable Buyer to acquire the Common Units of the Company (other than the Excluded Units as defined in Section 1.01(f)); accordingly, it is intended that the Pre-Merger Restructuring, the Merger and the Post-Closing Liquidation will be recharacterized as a direct taxable acquisition of the Common Units of the Company (other than the Excluded Units as defined in Section 1.01(f)) by Buyer, whereby the transitory existence of Merger Parent and Merger Sub will be disregarded and the Company’s classification and existence as a partnership for U.S. tax purposes will remain unchanged and in effect for the taxable year of the transaction.

(iv) None of the parties hereto shall file any U.S. federal, state, local and foreign tax returns in a manner that is inconsistent with this Section 7.03(c).

(d) Tax Indemnification with Respect to WCAS Blocker. Without limiting any rights under the Prior Agreement, the WCAS Blocker Sellers, jointly and severally, shall be liable for and pay and shall indemnify and hold harmless Buyer and its Affiliates from and against 43.2% of any and all Taxes and any associated expenses (including attorneys’ and accountants’ fees and expenses) imposed on WCAS Blocker, or for which WCAS Blocker may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date. The determination of the Taxes of WCAS Blocker for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of WCAS Blocker for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of WCAS Blocker were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property, shall be apportioned between such two (2) taxable years or periods on a daily basis.

(e) Allocation of the Purchase Price for Tax Purposes. The parties hereto agree that the consideration payable hereto shall be allocated among the Company’s assets solely for U.S. federal and applicable state and local income Tax purposes in accordance with the allocation schedule prepared pursuant to this Section 7.03(e) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with the Code and the Treasury Regulations promulgated thereunder and in accordance with the purchase price allocation methodology set forth in Schedule 7.03(e)-(B) (the “Methodology Schedule”). A draft of the Allocation Schedule shall be prepared by the Equity Holders and delivered to Buyer and the Company within sixty (60) days following the Closing Date. If, within thirty (30) days, either Buyer or the Company notifies the Sellers Representative in writing that Buyer or the Company objects to one or more items reflected in the Allocation Schedule, the Equity Holders, Buyer and the Company shall negotiate in good faith to resolve such dispute. In the event the Equity Holders, Buyer and the Company fail to so agree within thirty (30) days after either party’s notice of disagreement has been delivered, then Buyer and the Sellers’ Representative shall promptly engage an accounting firm of national reputation to resolve the dispute in a manner that accords with Schedule 7.03(e)-(B) attached hereto within sixty (60) days of the engagement. The fees and expenses of such accounting firm in connection with such engagement shall be borne 50% by Buyer and 50% by the WCAS Blocker Sellers and the Equity Holders (pro rata in proportion to each such Person’s entitlement to consideration pursuant to Section 1.04). None of Buyer, any WCAS Blocker Seller, the WCAS Blocker or the Company shall file any U.S. federal, state, local and foreign tax returns in a manner that is inconsistent with the Allocation Schedule or the Methodology Schedule; provided that none of Buyer, the Company or their respective Affiliates shall have any liability to any WCAS Blocker Seller or WCAS Blocker with respect to any administrative or judicial proceedings relating to the Allocation Schedule or the Methodology Schedule.

(f) Tax Distributions. Notwithstanding anything to the contrary herein, the Company shall, and WBA and Buyer shall cause the Company to, distribute to each Tax Distribution Recipient the amount of any unpaid Tax distribution to which such Tax Distribution Recipient is entitled under Section 5.4(e) of the Company Operating Agreement for all tax periods (or portions thereof) of the Company ending on or prior to the Closing Date (each such Tax distribution, a “Tax Distribution”); provided, that (i) the portion of the Company’s taxable year ending on the Closing Date shall be treated as a taxable year under Section 5.4(e) of the Company Operating Agreement, and (ii) for purposes of determining the amount of the Company’s taxable income allocable to such Tax Distribution Recipient for such deemed taxable year ending on the Closing Date, the books and records of the Company will be closed as of the end of business on the Closing Date. Promptly following WCAS Blocker’s receipt of any Tax Distribution, WCAS Blocker shall, and Buyer shall cause WCAS Blocker to, determine the amount of such Tax Distribution that WCAS Blocker needs to retain to pay its federal, state and local income taxes for the taxable period with respect to which such Tax Distribution was made, retain such amount and distribute 43.2% of the excess of such Tax Distribution over such retained amount to the WCAS Blocker Sellers. If such retained amount exceeds the actual amount of federal, state and local income taxes paid by WCAS Blocker with respect to such taxable period, WCAS Blocker, and Buyer shall cause WCAS Blocker to, pay 43.2% of such excess to the WCAS Blocker Sellers.

7.04 Indemnification with Respect to Contribution and Exchange.

(a) Without limiting any rights under the Prior Agreement, each WCAS Blocker Seller and each Equity Holder, severally and not jointly, shall be liable for and pay and shall indemnify and hold harmless Buyer and its Affiliates from and against any and all amounts paid by the Company or its Subsidiaries, including reasonable attorneys’ fees and expenses incurred, in connection with the consummation of the Contribution and Exchange.

(b) The parties hereto acknowledge and agree that, as promptly as practicable following the date hereof, Buyer and the Sellers’ Representative shall agree upon the Form of Letter of Transmittal which shall (among other things) include the terms of the indemnification obligation of the Equity Holders pursuant to Section 7.04(a), which shall be duly executed and delivered by each Equity Holder at or prior to Closing in accordance with the terms hereof in order to receive its portion of the Company Aggregate Merger Consideration in accordance with Sections 1.01(f) and (g).

(c) For the avoidance of doubt, no indemnity obligation shall accrue pursuant to the terms of this Section 7.04 in combination with the Prior Agreement in excess of 100% of the indemnifiable amounts referenced in this Section 7.04.

7.05 Effect on Constituent Operating Agreements. The parties hereto acknowledge and agree that the restrictive covenants contained in Section 12.2 of the Company Operating Agreement as applied to WBA, Buyer and their respective Affiliates (including, following the Closing, WCAS Blocker and the Surviving Company, and excluding, for the avoidance of doubt, the other parties to this Agreement) shall be void and of no further force and effect as of the date hereof (and, for the avoidance of doubt, that no “tail period” shall remain thereunder) and that no Person affiliated with WBA, Buyer and their respective Affiliates (including, following the Closing, WCAS Blocker and the Surviving Company, and excluding, for the avoidance of doubt, the other parties to this Agreement) shall have any liability for any alleged breaches thereof. Except as otherwise modified by the terms of this Section 7.05 or expressly set forth in any such documents, the terms of the Constituent Operating Agreements (including, for the avoidance of doubt, the restrictive covenants contained in Section 12.2 of the Company Operating Agreement as applied to other Persons) shall remain in full force and effect and shall survive the transactions contemplated hereby; provided, however, that in the event that a Constituent Operating Agreement has been amended and restated following the Closing and there is a conflict between a provision set forth in the Constituent Operating Agreement as of the date hereof and the corresponding amended and restated Constituent Operating Agreement following the Closing, the amended and restated Constituent Operating Agreement shall govern.

7.06 Termination of 401(k) Plan. If requested by Buyer in a written notice given to the Company at least ten (10) Business Days prior to the Closing Date, no later than the day immediately preceding the Closing Date, the Company or any applicable Subsidiary shall terminate any or all employee benefit plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) and the Company shall provide Buyer with evidence reasonably satisfactory to Buyer that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors or Board of Managers (as applicable) of the applicable Company or Subsidiary, the form of which shall be subject to review by Buyer.

7.07 Necessary Member Approval. Buyer shall cause the Necessary Member Approval to be obtained within twenty-four (24) hours of the date hereof.

ARTICLE VIII

MISCELLANEOUS

8.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated hereby, or, prior to the Closing, any other announcement or communication related to this Agreement or the transactions contemplated hereby to the employees, independent contractors, customers or suppliers of or other business relations of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Buyer and the Sellers’ Representative, in each case unless required by law (in the reasonable opinion of counsel), court process or the rules or regulations of any national securities exchange, in which case the party required to make the press release, announcement or communication shall use its reasonable best efforts to allow the Seller’s Representative (in the case of Buyer) or Buyer (in the case of any WCAS Blocker Seller, WCAS Blocker or the Company) reasonable time to comment on such publication or announcement in advance of the issuance thereof; provided, that the foregoing will not restrict or prohibit (a) the Company or its Subsidiaries from making any announcement to its employees, independent contractors, customers, suppliers and other business relations to the extent the Company or its Subsidiaries reasonably determine in good faith that such announcement is necessary or advisable or (b) Buyer or its Affiliates from making any communications to the Company’s or its Subsidiaries’ customers, suppliers and other business relations to the extent Buyer reasonably determines in good faith that such announcement is necessary or advisable. For the avoidance of doubt, the parties hereto acknowledge and agree that WCAS Blocker and its respective Affiliates may provide general information about the subject matter of this Agreement (excluding any economic or other substantive terms hereof) in connection with WCAS Blocker or its Affiliate’s fund raising, marketing or reporting activities.

8.02 Expenses. Except as otherwise expressly provided herein, each party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of the parties’ obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not); provided, that the Company shall pay the fees and expenses of the Paying Agent.

8.03 Notices. All notices, demands and other communications to be given or delivered under this Agreement will be in writing and will be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.03, notices, demands and other communications to the parties will be sent to the addresses as otherwise set forth below:

Notices to Buyer or Merger Sub, or to the Surviving Company following the Closing:

c/o Walgreens Boots Alliance, Inc. 108 Wilmot Road
Deerfield, Illinois 60015
Attention: Joseph H. Greenberg, Vice President, Global M&A-Legal
Email: joseph.greenberg@wba.com with a copy to (which will not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Chris E. Abbinante
Jonathan A. Blackburn
Email: cabbinante@sidley.com jblackburn@sidley.com

Notices to WCAS Blocker Sellers, WCAS Blocker and the Sellers’ Representative, or to the Company prior to the Closing:

WCAS XIII Associates LLC c/o Welsh, Carson, Anderson & Stowe 599 Lexington Avenue, Suite 1800
New York. NY 10022
Email: jrather@wcas.com
Attn: Jon Rather with a copy to (which will not constitute notice):

Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704
Attn: Othon A. Prounis
Patrick Dorime
Email: othon.prounis@ropesgray.com patrick.dorime@ropesgray.com

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Email: eamer@goodwinlaw.com
Attn: Edward Amer

and

Shields Health Solutions
100 Technology Center Dr. Suite 600
Stoughton, MA 02072
Email: lcooper@shieldsrx.com
Attn: Lee Cooper

8.04 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or delegation without such consent will be null and void; provided that Buyer may assign or delegate this Agreement or any of its rights, interests or obligations hereunder to one or more of its Affiliates without the prior written consent of the other parties hereto; provided, further, that any such assignment by Buyer to one or more of its Affiliates shall not relieve Buyer of its obligations hereunder.

8.05 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.

8.06 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

8.07 Amendment and Waiver. Any provision of this Agreement may be amended only in a writing signed by the parties hereto and may be waived only in a writing signed by the party against whom such waiver is to be effective. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

8.08 Complete Agreement. Subject to Section 7.05, this Agreement and the documents referred to herein contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement and of any provision herein will be deemed to not provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to and subject to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement (except as required by Law). Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. To the extent not otherwise provided herein, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement or breach of any representations and warranties, whether made in connection herewith or as an inducement to enter into this Agreement or otherwise, or any claim or cause of action otherwise arising out of or related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, will be those remedies available at Law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement). The parties hereby agree that no party hereto will have any remedy or claim (whether in contract, in tort, in statute or otherwise) arising out of or related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby which arise out of or are related to any statements, communications, disclosures, failures to disclose, covenants, agreements, understandings, representations or warranties not set forth in this Agreement.

8.09 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

8.10 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort or statute, whether at Law or in equity) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its conflicts of laws principles.

8.11 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY A REPUTABLE NATIONAL OVERNIGHT AIR COURIER SERVICE IN ADDITION TO ANY OTHER METHOD OF SERVICE AUTHORIZED BY APPLICABLE LAW.

8.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Specific Performance; Other Remedies. The parties hereto agree that irreparable damage would occur in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach of the covenants, agreements or obligations set forth in this Agreement, then in addition to any other remedy available at Law or in equity, the non-breaching party will be entitled to an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements and obligations under this Agreement. Each party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief, including: (i) that a remedy at Law would be adequate and (ii) that a bond or other security will be required.

8.14 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

8.15 Sellers’ Representative. By the execution and delivery of this Agreement, each of the Company, the WCAS Blocker Sellers and WCAS Blocker on behalf of themselves and their respective successors and permitted assigns hereby irrevocably constitutes and appoints the Sellers’ Representative as the true and lawful agent and attorney-in-fact of them with full power of substitution to act in the name, place and stead of them with respect to the transactions contemplated by this Agreement in accordance with the terms and provisions of this Agreement. The appointment of the Sellers’ Representative will be deemed coupled with an interest and will be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. The Sellers’ Representative will not be responsible to the WCAS Blocker Sellers, WCAS Blocker or the Company for any loss or damages they may suffer by the performance of the Sellers’ Representative’s duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of the Sellers’ Representative’s duties under this Agreement. Buyer may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 8.15 (or any successor thereof). In so doing, such parties may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement notwithstanding any dispute or disagreement among any of the WCAS Blocker Sellers, WCAS Blocker, the Company or the Sellers’ Representative with respect to any such action or decision without any liability to, or obligation to inquire of, any of them or any other Person.

8.16 Interpretation.

(a) Any reference to any particular Code, Section or any other law or regulation will be interpreted to include any amendment or successor to that Section, law or regulation regardless of how it is named, numbered or classified.

(b) All references in this Agreement to Exhibits, Schedules, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement and the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.

(c) The Exhibits, Schedules and Disclosure Schedules to this Agreement are incorporated herein for all purposes.

(d) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(e) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(f) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(g) All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.

(h) The phrase “date hereof” means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto.

(i) All references to time will be deemed to be New York City time unless otherwise expressly specified.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement and Agreement and Plan of Merger on the date first above written.

BUYER:

WBA ACQUISITION 4, LLC

By:	/s/ Aaron Friedman
Name:	Aaron Friedman
Its:	Authorized Person

MERGER SUB:

WBA SHIELDS MERGER SUB, LLC

By:	/s/ Aaron Friedman
Name:	Aaron Friedman
Its:	Authorized Person

WBA:

WALGREEN CO.

By:	/s/ Aaron Friedman
Name:	Aaron Friedman
Its:	Authorized Person

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

COMPANY:

SHIELDS HEALTH SOLUTIONS PARENT, LLC

By:	/s/ John J. Lucey
Name:	John J. Lucey
Its:	Manager

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

WCAS BLOCKER SELLER:

WCAS XIII, CAYMAN, L.P.

By: WCAS XIII ASSOCIATES LLC, its general partner

By:	/s/ Brian Regan
Name:	Brian Regan
Its:	Managing Member

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

WCAS BLOCKER SELLER:

WCAS XIII, L.P.

By: WCAS XIII ASSOCIATES LLC, its general partner

By:	/s/ Brian Regan
Name:	Brian Regan
Its:	Managing Member

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

WCAS BLOCKER SELLER:

WCAS XIII, CO-INVESTORS LLC

By:	/s/ Brian Regan
Name:	Brian Regan
Its:	Managing Member

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

WCAS BLOCKER SELLER:

WCAS MANAGEMENT, L.P.

By: WCAS XIII MANAGEMENT, LLC, its general partner

By:	/s/ Brian Regan
Name:	Brian Regan
Its:	Managing Member

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

WCAS BLOCKER SELLER:

WCAS CO-INVEST HOLDCO, L.P.

By: WCAS CO-INVEST ASSOCIATES LLC, its general partner

By:	/s/ Brian Regan
Name:	Brian Regan
Its:	Managing Member

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

WCAS BLOCKER:

WCAS SHIELDS HOLDINGS, LLC

By:	/s/ Brian Regan
Name:	Brian Regan
Its:	President and Secretary

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

SELLERS’ REPRESENTATIVE:

WCAS XIII ASSOCIATES LLC

By:	/s/ Brian Regan
Name:	Brian Regan
Its:	Managing Member

[Signature Page to Securities Purchase Agreement and Agreement and Plan of Merger]

SCHEDULE C

DEFINITIONS

Definitions. For purposes hereof, the following terms will have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 3.02(l).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 7.03(e).

“Alternative Transaction” means (a) any merger, consolidation, recapitalization or other similar transaction (whether in one transaction or a series of transactions) which may result in a Person (other than Buyer or its Affiliates) acquiring, or obtaining a majority interest in, the Company and its Subsidiaries; (b) any acquisition or disposal (whether by way of sale, offer, transfer or otherwise) of a majority of the equity interests of the Company and its Subsidiaries; or (c) any sale or other disposition of all or a material portion of the assets of the Company and its Subsidiaries, taken as a whole.

“Blocker Common Units” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.01(e).

“Claims” means any and all liens, claims (including Tax claims), options, charges, pledges, security interests, deeds of trust, encumbrances, rights or restrictions of any kind or nature.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning assigned to such term in the Company Operating Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Aggregate Merger Consideration” means an amount equal to $816,105,870.65.

“Company Aggregate Merger Consideration Allocation Schedule” has the meaning set forth in Section 1.01(f).

“Company Data” means all confidential data, information and data compilations contained in the IT Systems or any databases of the Company, including Private Information, that are used by, or necessary to the business of, the Company or any of its Subsidiaries.

“Company Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

“Constituent Operating Agreements” means the Company Operating Agreement and the Amended and Restated Limited Liability Company Agreement of the WCAS Blocker, as amended from time to time.

“Contracts” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, sublease, license, sublicense, commitment, promise, undertaking, arrangement or understanding, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Contributed Incentive Units” has the meaning set forth in Section 1.01(b).

“Contribution and Exchange” has the meaning set forth in Section 1.01(b).

“Data Processor” means a natural or legal Person, public authority, agency or other body that processes Private Information on behalf of or at the direction of the Company or any of the Subsidiaries.

“Disclosure Schedules” means the disclosure schedules delivered by the Company on the date hereof.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Electronic Delivery” has the meaning set forth in Section 8.14.

“Equity Holders” means all of the holders of Common Units of the Company (including the holders of Exchanged Units following the Contribution and Exchange), which for the avoidance of doubt shall exclude Buyer, WCAS Blocker and WBA as a result of the Pre-Merger Restructuring and shall exclude Merger Parent.

“Exchanged Units” has the meaning set forth in Section 1.01(a).

“Excluded Units” has the meaning set forth in Section 1.01(f).

“Form of Letter of Transmittal” has the meaning set forth in Section 1.01(g).

“Fraud” means actual and intentional common law fraud (and not a constructive fraud or negligent misrepresentation or omission) by a Person in making of the representations and warranties set forth in ARTICLES III and IV in this Agreement, as applicable.

“GAAP” means United States generally accepted accounting principles, consistently applied by the Company and its Subsidiaries.

“Governmental Body” means any federal, state, local, municipal, non-U.S. or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“HIPAA” means collectively, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9) and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective.

“Incentive Unit Holder” has the meaning set forth in the preamble to this Agreement.

“Incentive Units” has the meaning set forth in the recitals to this Agreement.

“Indebtedness” means, without duplication, as to the Company and its Subsidiaries (a) any indebtedness for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (b) any indebtedness evidenced by a note, bond, debenture or other similar instrument, (c) any letter of credit, surety bond, performance bonds, bankers acceptances or similar obligations or instruments, in each case, to the extent drawn, (d) any capital lease obligations, which by their terms must be treated as debt (as determined in accordance with GAAP), excluding any obligations associated with leases classified as operating leases in the consolidated financial statements of the Company and its Subsidiaries, (e) any obligations or liabilities for the deferred purchase price of property or services (including all “earn-outs”, “seller notes” or other forms of contingent payment obligations payable with respect to the acquisition of any business, assets or securities (assuming that the maximum amount thereof is earned)), other than trade payables or accruals incurred in the ordinary course of business, (f) any obligations or liabilities secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on any property owned or acquired by such Person, (g) any obligations or liabilities under any interest rate swap, hedge, cap or similar agreements, (h) any obligations or liabilities under conditional sale or other title retention agreements and (i) guarantees of the obligations described in clauses (a) through (h) above of any other Person. For the avoidance of doubt, Indebtedness does not include (A) any intercompany obligations solely between or among the Company and its Subsidiaries, (B) any letter of credit, surety bond, performance bonds, bankers acceptances or similar obligations or instruments, in each case, to the extent undrawn or (C) any obligations associated with leases classified as operating leases in the consolidated financial statements of the Company and its Subsidiaries.

“Information Security Program” means a written information security program that complies with Privacy Laws, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Private Information, and that is at least as stringent as one or more relevant industry standards and that includes: (a) written policies and procedures regarding Private Information, and the processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality, and integrity of any Private Information owned, controlled, maintained, held, or processed by the Company, its Subsidiaries or Data Processors; (c) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (d) protections against Security Incidents, Malicious Code, and against loss, misuse or unauthorized access to and processing of Company Data, IT Systems and the systems of any Data Processor.

“Intellectual Property” means any and all rights, title and interests in and to all intellectual property rights of every kind and nature, however denominated throughout the world, including: (a) patents and patent applications of any kind; (b) registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, and slogans, domain names, and registrations and applications for registration of any of the foregoing and the goodwill symbolized therein; (c) works of authorship, copyrights in both published and unpublished works; (d) rights of privacy and publicity and moral rights;

(e) software, database rights and any other rights in software or other technology and social media accounts, and (f) proprietary know-how, confidential information and trade secret rights in any information (including inventions, discoveries and invention disclosures (whether or not patented), formulae, patterns, compilations, programs, devices, methods, strategies, techniques, or processes), in each case that derive independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use.

“Interim Period” has the meaning set forth in Section 5.01.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to or used to process Company Data in the conduct of the business of the Company or any of its Subsidiaries.

“knowledge of the Company” (or correlative terms) means the actual knowledge, following reasonable inquiry of each such Person’s direct reports, of Lee Cooper, Stephen West, Cynthia MacLean, Ashley Koch, John Lucey and Annie Maloney.

“Laws” means any laws, statutes, codes, executive orders, licensing requirements, ordinances and any rule or regulation of any Governmental Body, including any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Body having the effect of law in each such jurisdiction.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Managed Pharmacy” means any Person for or on behalf of which the Company or any of its Subsidiaries provide any management, administrative, consulting, health care, billing, or business support services. To the extent a representation or warranty is made in ARTICLE III with respect to a Managed Pharmacy such representation or warranty shall only relate to the pharmacy operations of such Managed Pharmacy for which the Company or any such Subsidiary are providing such management, administrative, or business support services.

“Material Adverse Effect” means any change, occurrence, event, effect, development or state of facts that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except for any such effects resulting from, in whole or in part: (a) any changes in (i) the United States or global economy generally or the capital or financial markets generally, (ii) political conditions generally of the United States or any other country or jurisdiction in which the Company or any of its Subsidiaries operates or (iii) changes in conditions generally applicable to businesses in the same or similar industries as the Company and its Subsidiaries, (b) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, manufacturers, licensors, distributors or employees, (c) the identity of, or the effects of any facts or circumstances relating to, Buyer or any of its Affiliates, (d) any changes or prospective changes in GAAP or in any Laws or other requirements of any Governmental Body, in each case after the date hereof, generally applicable to the Company or any of its Subsidiaries or in the interpretation thereof, (e) any actions taken by the WCAS Blocker Sellers, WCAS Blocker or the Company hereto in the course of performing obligations required hereunder or which are taken with Buyer’s consent, (f) the effect of any action taken by Buyer or any of its Affiliates with respect to the transactions contemplated hereby, (g) any fact, event, circumstance or document that is described in the Disclosure Schedules as having resulted in a Material Adverse Effect, (h) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (i) any earthquake, hurricane or other natural disaster, weather-related event, pandemic (including the COVID-19 pandemic), epidemic or other act of god or (j) any failure by the Company or its Subsidiaries to achieve any earnings or other financial projections or forecasts, in and of itself (provided that this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect); provided, that with respect to clause (a) above, such effect does not have a materially disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the specialty pharmacy industry.

“Member” has the meaning set forth in the Company Operating Agreement.

“Merger” has the meaning set forth in Section 1.01(e).

“Merger Parent” has the meaning set forth in the recitals to this Agreement.

“Merger Sub Transfer” has the meaning set forth in the recitals to this Agreement.

“Methodology Schedule” has the meaning set forth in Section 7.03(e).

“Necessary Member Approval” shall mean the requisite approval of Members in the form attached hereto as Exhibit G of Members to consummate the Merger as required by the DLLCA and Company Operating Agreement, which, for the avoidance of doubt, shall require only the approval by Buyer and WBA with respect to all Common Units held directly by them.

“Organizational Documents” means with respect to any Person other than a natural person, its certificate or articles of incorporation, formation or organization and bylaws, charter, operating agreement, regulations, partnership agreement or similar organizational charter or agreement and all other organizational documents.

“Paying Agent” has the meaning set forth in Section 1.01(g).

“Paying Agent Agreement” means a paying agent agreement to be entered into at or prior to Closing by and among Buyer, the Sellers’ Representative and the Paying Agent in form and substance reasonably acceptable to Buyer and the Sellers’ Representative.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

“Post-Closing Liquidation” has the meaning set forth in the recitals to this Agreement.

“Prior Agreement” means the Securities Purchase Agreement, dated as of September 17, 2021, by and among WBA, the Company, WCAS Blocker, the Sellers’ Representative, and the various Sellers party thereto.

“Privacy Laws” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.; (b) the Fair Credit Reporting Act, 15 U.S.C. § 1681; (c) HIPAA; (d) the Identity Theft Red Flags Rule (16 C.F.R. Part 681); and (e) any other applicable Laws relating to the use, privacy, security or breach of any Private Information including any such Law requiring a Person to be notified of any situation where there is, or reason to believe there has been, a loss, misuse, unauthorized access or unauthorized acquisition of Private Information.

“Private Information” means any information that relates to or can be used to identify an individual and that is subject to handling, security or notification requirements under any Law relating to the use, privacy and security of any information of or concerning an individual, including Protected Health Information as defined by HIPAA.

“Pre-Merger Restructuring” has the meaning set forth in the recitals to this Agreement.

“Purchase Price” means the aggregate consideration to be paid at Closing for the Transferred Securities, which shall be an amount in cash equal to the sum of (i) the WCAS Blocker Purchase Price and (ii) the Company Aggregate Merger Consideration.

“Representatives” has the meaning set forth in Section 3.03(a).

“Rev. Proc. 01-43” has the meaning set forth in Section 3.02(c)(ii).

“Rev. Proc. 93-27” has the meaning set forth in Section 3.02(c)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any unauthorized processing of Private Information, any unauthorized access to the IT Systems or any incident that may require notification to any Person, Governmental Body or any other entity under Privacy Laws.

“Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Straddle Period” has the meaning set forth in Section 7.03(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity.

“Surviving Company” has the meaning set forth in Section 1.01(e).

“Tax” means any U.S. federal, state, local or non-U.S. taxes, charges, imposts, levies or other assessments, including all net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit tax, capital stock, custom, duty, estimated or other tax or similar governmental fee or other similar assessment or similar charge, in each case, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Body.

“Tax Distribution Recipient” means each Member (including WCAS Blocker, but excluding WBA and Buyer).

“Transfer Taxes” has the meaning set forth in Section 7.03(b).

“Transferred Securities” means, collectively, the Blocker Common Units, the Common Units of the Company outstanding following the Contribution and Exchange, which, for the avoidance of doubt shall include the Exchanged Units, and the Pre-Merger Restructuring.

“Units” has the meaning assigned to such term in the Company Operating Agreement.

“WBA” has the meaning set forth in the recitals to this Agreement.

“WCAS Blocker” has the meaning set forth in the preamble to this Agreement.

“WCAS Blocker Sellers” has the meaning set forth in the preamble to this Agreement.

“WCAS Blocker Purchase Price” means an amount equal to $557,761,851.10.

“WCAS Parties” has the meaning set forth in Section 3.03(a).

“Willful Breach” means (i) an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act could be expected to constitute a material breach of this Agreement, and such breach (A) resulted in, or contributed to, the failure of any of the conditions set forth in ARTICLE II to be satisfied or (B) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 1.02, or (ii) the failure of Buyer to deliver at the Closing the full consideration payable pursuant to ARTICLE I under this Agreement.